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                                                                     Exhibit 5.3



                 [Letterhead of Richards, Layton & Finger, P.A.]









                                 August 13, 2002

Ameren Capital Trust I
c/o Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

                  Re: AMEREN CAPITAL TRUST I
                     -----------------------


Ladies and Gentlemen:

                  We have acted as special Delaware counsel for Ameren Corporation, a Missouri corporation (the "Company"), and Ameren Capital Trust I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                  (a) The Certificate of Trust of the Trust, dated as of July 26, 2002 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on July 26, 2002;

                  (b) The Trust Agreement of the Trust, dated as of July 26, 2002, among the Company, as depositor, The Bank of New York (Delaware), as trustee, and Jerre E. Birdsong, as administrator;

                  (c) Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus (the "Prospectus") relating to the Trust Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Trust Preferred Security" and collectively, the "Trust Preferred Securities"), as proposed to be filed by the Company, the Trust and others with the Securities and Exchange Commission on or about August 13, 2002;


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Ameren Capital Trust I
August 13, 2002
Page 2


                  (d) A form of Amended and Restated Trust Agreement of the Trust, to be entered into among the Company, as depositor, the trustees of the Trust named therein, the administrators of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust (including Exhibits A, B and C thereto) (the "Trust Agreement"), incorporated by reference as an exhibit to the Registration Statement; and

                  (e) A Certificate of Good Standing for the Trust, dated August 13, 2002, obtained from the Secretary of State.

                  Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except with respect to the Trust, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except with respect to the Trust, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) that each Person to whom a Trust Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") will receive a Trust Preferred Securities Certificate for such Trust Preferred Security and will pay for the Trust Preferred Security acquired by it, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Trust Preferred Securities will be issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.


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Ameren Capital Trust I
August 13, 2002
Page 3


                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                  1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act (12 DEL.
C. Section 3801, ET SEQ.).

                  2. The Trust Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

                  3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated pursuant to the Trust Agreement to (a) pay taxes or other governmental charges that may be imposed in connection with any transfer or exchange of Trust Preferred Securities or the issuance of replacement Trust Preferred Securities Certificates and (b) provide reasonable security and indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and remedies under the Trust Agreement.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Richards, Layton & Finger, P.A.